Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL BRASS AND COPPER HOLDINGS, INC. REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

First Quarter Highlights

•	Volume of 128.6 million pounds, a decrease of 4.2% year-over-year;

•	Adjusted sales of $134.9 million, a decrease of 4.5% year-over-year;

•	Adjusted EBITDA of $29.3 million, an increase of 2.1% year-over-year;

•	Adjusted diluted earnings per common share of $0.49 versus $0.50 in the prior year period;

•	Net sales of $400.2 million, a decrease of 9.8% year-over-year; and

•	Net income attributable to GBC of $8.1 million, or $0.38 per diluted share, versus $9.7 million, or $0.46 per diluted share in prior year period.

Schaumburg, IL., May 11, 2015 Global Brass and Copper Holdings, Inc. (NYSE:BRSS) (“GBC” or the “Company”) today announced the results for the first quarter ended March 31, 2015.

First Quarter Operating Results

Volume for the first quarter of 2015 decreased by 4.2% to 128.6 million pounds from 134.2 million pounds in the first quarter of 2014. The decrease in volume was primarily attributable to lower demand in the munitions market as well as lower shipments in the automotive market. This was partially offset by higher demand in the building and housing and coinage markets. By segment, Olin Brass volume decreased by 11.2%, while Chase Brass and A.J. Oster volume increased by 4.1% and 4.0%, respectively, during the first quarter of 2015 as compared to the same period in 2014.

“Our first quarter results reflect continued progress against our cost management, productivity and commercial growth and pricing initiatives, which led to improved profitability and cash flow in spite of softer volume. The decline in volume within the munitions segment was expected due to the anticipated rebalancing of the supply chain. However, we are pleased to see solid progress in our Olin Brass business resulting from improved operating performance and execution of our commercial strategy regarding complex products.” said John Wasz, GBC’s President and Chief Executive Officer. “We are encouraged by the continued progress at Chase Brass and A.J. Oster and have high confidence in the initiatives and strategies we are implementing across GBC to drive improved operating performance and expand our product portfolio to create value for our customers, drive growth and improve shareholder returns.”

Net sales for the first quarter of 2015 decreased by 9.8% to $400.2 million from $443.8 million in the first quarter of 2014. The decline in net sales was attributable to lower metal prices, decreased volume and less sales of unprocessed metals, partially offset by an increase in average selling prices and changes in product mix within each segment. Adjusted sales, a non-GAAP financial measure which reflects the value added premium over metal replacement cost recovery, decreased by 4.5% to $134.9 million for the first quarter of 2015 from $141.3 million for the same period of 2014. A reconciliation of net sales to adjusted sales is provided later in this press release.

Net income attributable to GBC for the first quarter of 2015 was $8.1 million, or $0.38 per diluted share, compared to $9.7 million, or $0.46 per diluted share, for the same period of 2014. The decrease in net income attributable to GBC for the quarter was primarily the result of an increase in selling, general and administrative expenses, partially offset by an increase in gross profit and a decrease in the provision for income taxes.

Adjusted EBITDA, a non-GAAP measure of consolidated GBC profitability, was $29.3 million for the first quarter of 2015, an increase of 2.1% compared to the first quarter of 2014. This growth was driven by an increase in average selling prices and changes in product mix within each segment, lower manufacturing conversion costs and lower shrinkage costs due to lower metal costs. Partially offsetting the increase were reduced volume and an increase in selling, general and administrative costs. A reconciliation of net income attributable to GBC to Adjusted EBITDA is provided later in this press release.

Cash Flow and Leverage

During the first quarter of 2015, the Company reported net cash provided by operating activities of $13.8 million, which was driven by earnings in the first quarter of 2015.

The Company ended the quarter with cash of $52.1 million, without any outstanding borrowings under its asset based revolving lending facility (“ABL Facility”), borrowing availability of $200.0 million under its ABL Facility, and senior secured notes due 2019 (“Senior Secured Notes”) of $375.0 million.

2015 Guidance

The Company is changing its full-year Adjusted EBITDA 2015 guidance primarily to reflect the impact of the sale of our shares in the Dowa-Olin Metal Corporation joint venture (the “Dowa Joint Venture”) to Dowa Metaltech Co. Ltd. that occurred in the second quarter of 2015.

For the full-year 2015, GBC expects:

•	Shipment volumes to range from 500 to 520 million pounds;

•	Adjusted sales to range from $515 million to $540 million; and

•	Adjusted EBITDA to range from $110 million to $119 million, which is an increase from the prior guidance of $105 million to $114 million.

Conference Call

The Company will host a teleconference and webcast at 2:00 pm (Central Time) on Monday, May 11 to review the results. To listen to the live call, individuals can access the webcast at the investor relations portion of the Company’s website at http://ir.gbcholdings.com, or by dialing 855-878-0250, passcode # 36357003 approximately 10 minutes before the scheduled start time. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Company’s website.

About Global Brass and Copper

Global Brass and Copper Holdings, Inc. through its wholly-owned principal operating subsidiary, Global Brass and Copper, Inc., is a leading, value-added converter, fabricator, processor and distributor of specialized copper and brass products in North America. We engage in metal melting and casting, rolling, drawing, extruding and stamping to fabricate finished and semi-finished alloy products from processed scrap, copper cathode and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube and fabricated metal component products that we sell under the Olin Brass, Chase Brass and A.J. Oster brand names. Our products are used in a variety of applications across diversified end markets, including the building and housing, munitions, automotive, transportation, coinage, electronics/electrical components, industrial machinery and equipment and general consumer end markets.

CONTACT:	Robert Micchelli
Global Brass and Copper Holdings, Inc.
Chief Financial Officer
(847) 240-4700

David Beré
FTI Consulting
(312) 252-4035

Global Brass and Copper Holdings, Inc.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
(In millions, except per share data)	2015	2014

Net sales	$400.2	$443.8
Cost of sales	356.3	400.2

Gross profit	43.9	43.6
Selling, general and administrative expenses	21.4	18.8

Operating income	22.5	24.8
Interest expense	10.0	9.9
Other expense, net	0.1	0.1

Income before provision for income taxes and equity income	12.4	14.8
Provision for income taxes	4.5	5.3

Income before equity income	7.9	9.5
Equity income, net of tax	0.2	0.3

Net income	8.1	9.8
Less: Net income attributable to noncontrolling interest	—	0.1

Net income attributable to Global Brass and Copper Holdings, Inc.	$8.1	$9.7

Net income attributable to Global Brass and Copper Holdings, Inc. per common share:
Basic	$0.38	$0.46
Diluted	$0.38	$0.46
Weighted average common shares outstanding:
Basic	21.2	21.1
Diluted	21.3	21.2

Supplemental Non-GAAP Information
Net sales	$400.2	$443.8
Metal component of net sales	265.3	302.5

Adjusted sales	$134.9	$141.3

Diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share, as reported	$0.38	$0.46
Unrealized gain on derivative contracts	(0.03)	—
Specified legal/professional expenses	0.03	0.03
Lower of cost or market adjustment to inventory	0.06	—
Share-based compensation expense	0.02	0.01
Restructuring and other business transformation charges	0.03	—

Adjusted diluted earnings per common share (1)	$0.49	$0.50

(1)	All adjustments include a tax effect.

Global Brass and Copper Holdings, Inc.

Adjusted EBITDA Reconciliation (Unaudited)

	Three Months Ended March 31,
(in millions)	2015	2014
Net income attributable to Global Brass and Copper Holdings, Inc.	$8.1	$9.7
Interest expense	10.0	9.9
Provision for income taxes	4.5	5.3
Depreciation expense	3.3	2.3
Amortization expense	—	—
Unrealized (gain) loss on derivative contracts (a)	(1.0)	0.2
Non-cash accretion of income of Dowa Joint Venture (b)	(0.2)	(0.2)
Specified legal/professional expenses (c)	1.1	1.1
Lower of cost or market adjustment to inventory (d)	1.9	0.1
Share-based compensation expense (e)	0.7	0.3
Restructuring and other business transformation charges (f)	0.9	—

Adjusted EBITDA	$29.3	$28.7

(a)	Represents unrealized gains and losses on derivative contracts.
(b)	As a result of the application of purchase accounting in connection with the November 2007 acquisition, no carrying value was initially assigned to our equity investment in our Dowa Joint Venture. This adjustment represents the accretion of equity in our Dowa Joint Venture at the date of the acquisition over a 13-year period (which represents the estimated useful life of the technology and patents of the joint venture).
(c)	Specified legal/professional expenses for the three months ended March 31, 2015 includes $1.1 million of professional fees for accounting, tax, legal and consulting services related to costs incurred as a publicly traded company.

Specified legal/professional expenses for the three months ended March 31, 2014 includes $1.1 million of professional fees for accounting, tax, legal and consulting services related to costs incurred as a publicly traded company, including Additional Follow-On Public Offering costs.

(d)	Represents non-cash lower of cost or market charges for the write down of domestic non-copper metal inventory.
(e)	Represents share-based compensation expense resulting from the grant of non-qualified stock options, restricted stock and performance-based shares to certain employees, members of our management and our Board of Directors.
(f)	Restructuring and other business transformation charges for the three months ended March 31, 2015 represent severance charges at Olin Brass.

Global Brass and Copper Holdings, Inc.

Segment Results of Operations (Unaudited)

(in millions)	Three Months Ended March 31,		Change 2015 vs. 2014
	2015	2014	Amount	Percent
Pounds shipped (a)
Olin Brass	60.0	67.6	(7.6)	(11.2%)
Chase Brass	61.3	58.9	2.4	4.1%
A.J. Oster	18.1	17.4	0.7	4.0%
Corporate and Other (b)	(10.8)	(9.7)	(1.1)	(11.3%)

Total	128.6	134.2	(5.6)	(4.2%)

Net sales
Olin Brass	$184.7	$213.1	$(28.4)	(13.3%)
Chase Brass	156.4	162.6	(6.2)	(3.8%)
A.J. Oster	74.8	81.5	(6.7)	(8.2%)
Corporate and Other (b)	(15.7)	(13.4)	(2.3)	(17.2%)

Total	$400.2	$443.8	$(43.6)	(9.8%)

Adjusted EBITDA
Olin Brass	$9.3	$10.1	$(0.8)	(7.9%)
Chase Brass	21.4	18.4	3.0	16.3%
A.J. Oster	3.5	4.1	(0.6)	(14.6%)

Total for operating segments	$34.2	$32.6	$1.6	4.9%

(a)	Amounts exclude quantity of unprocessed metal sold.
(b)	Amounts represent intercompany eliminations.

Global Brass and Copper Holdings, Inc.

Consolidated Balance Sheets (Unaudited)

	As of
(In millions, except share and par value data)	March 31, 2015	December 31, 2014	March 31, 2014
Assets
Current assets:
Cash	$52.1	$44.6	$16.9
Accounts receivable (net of allowance of $1.0, $1.0 and $1.0, respectively)	191.9	152.3	214.9
Inventories	184.8	189.0	196.3
Prepaid expenses and other current assets	34.0	26.2	32.7
Deferred income taxes	30.2	30.1	32.6
Income tax receivable	4.0	8.3	5.2

Total current assets	497.0	450.5	498.6

Property, plant and equipment, net	102.2	103.5	91.3
Investment in joint venture	1.7	2.0	2.5
Goodwill	4.4	4.4	4.4
Intangible assets, net	0.6	0.6	0.7
Deferred income taxes	1.0	0.8	4.6
Other noncurrent assets	14.0	14.7	16.0

Total assets	$620.9	$576.5	$618.1

Liabilities and equity
Current liabilities:
Current maturities of long-term debt	$1.0	$1.0	$—
Accounts payable	98.4	82.5	106.6
Accrued liabilities	70.4	57.3	68.6
Accrued interest	12.1	3.2	12.2
Income tax payable	0.2	0.5	0.4

Total current liabilities	182.1	144.5	187.8

Long-term debt	379.6	379.8	398.0
Deferred income taxes	0.2	0.8	—
Other noncurrent liabilities	25.4	25.4	26.3

Total liabilities	587.3	550.5	612.1

Commitments and contingencies
Global Brass and Copper Holdings, Inc. stockholders’ equity:
Common stock - $0.01 par value; 80,000,000 shares authorized; 21,513,021, 21,369,407 and 21,266,737 shares issued, respectively	0.2	0.2	0.2
Additional paid-in capital	33.2	32.5	31.0
Accumulated deficit	(2.8)	(10.1)	(29.7)
Treasury stock, at cost - 32,344, 29,200 and 0 shares, respectively	(0.5)	(0.4)	—
Accumulated other comprehensive (loss) income	(0.8)	(0.6)	0.4

Total Global Brass and Copper Holdings, Inc. stockholders’ equity	29.3	21.6	1.9
Noncontrolling interest	4.3	4.4	4.1

Total equity	33.6	26.0	6.0

Total liabilities and equity	$620.9	$576.5	$618.1

Global Brass and Copper Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(In millions)	2015	2014
Cash flows from operating activities
Net income	$8.1	$9.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3.3	2.3
Lower of cost or market adjustment to inventory	1.9	0.1
Unrealized loss (gain) on derivatives	(1.0)	0.2
Other adjustments	0.8	0.3
Change in assets and liabilities:
Accounts receivable	(39.6)	(43.2)
Inventories	2.2	(5.6)
Prepaid expenses and other current assets	(6.8)	(10.7)
Accounts payable	18.5	23.7
Accrued liabilities	13.5	13.0
Accrued interest	8.9	8.9
Income taxes, net	4.0	(0.9)
Other, net	—	0.1

Net cash provided by (used in) operating activities	13.8	(2.0)

Cash flows from investing activities
Capital expenditures	(5.0)	(8.7)

Net cash used in investing activities	(5.0)	(8.7)

Cash flows from financing activities
Borrowings on ABL Facility	0.3	107.9
Payments on ABL Facility	(0.3)	(90.4)
Principal payments under capital lease obligation	(0.2)	—
Dividends paid	(0.8)	(0.8)
Distribution to noncontrolling interest owner	(0.2)	—
Proceeds from exercise of stock options	—	0.1
Excess tax benefit from share-based compensation	—	0.1
Share repurchases	(0.1)	—

Net cash (used in) provided by financing activities	(1.3)	16.9

Effect of foreign currency exchange rates	—	(0.1)

Net increase in cash	7.5	6.1

Cash at beginning of period	44.6	10.8

Cash at end of period	$52.1	$16.9

Noncash investing and financing activities
Purchases of property, plant and equipment not yet paid	$1.0	$1.7

Non-GAAP Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), we also report “Adjusted EBITDA”, “Adjusted diluted earnings per common share” and “Adjusted sales”, which are non-GAAP financial measures as defined below.

Adjusted EBITDA is not intended as an alternative to net income (loss), as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with U.S. GAAP or as an alternative to cash flow provided by (used in) operating activities as a measure of liquidity. Adjusted Diluted Earnings per Common Share may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by U.S. GAAP. Adjusted sales may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by U.S. GAAP.

You should therefore not place undue reliance on Adjusted EBITDA, Adjusted diluted earnings per common share, Adjusted sales, or any ratios calculated using them. Our U.S. GAAP-based measures can be found in our consolidated financial statements included elsewhere in this press release.

Adjusted EBITDA

Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted to exclude the following: unrealized gains and losses on derivative contracts in support of our balanced book approach, unrealized gains and losses associated with derivative contracts related to electricity and natural gas costs, non-cash losses due to lower of cost or market adjustments to inventory, non-cash gains and losses due to the depletion of a LIFO layer of metal inventory, share-based compensation expense, non-cash income accretion related to Dowa-Olin Metal Corporation (the “Dowa Joint Venture”), restructuring and other business transformation charges, specified legal and professional expenses, and certain other items.

We believe Adjusted EBITDA represents a meaningful presentation of the financial performance of our core operations, without the impact of the various items excluded, in order to provide period-to-period comparisons that are more consistent and more easily understood. We also believe it is an important supplemental measure that is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Adjusted EBITDA is the key metric used by our Chief Operating Decision Maker to evaluate the business performance of our segments in comparison to budgets, forecasts and prior-year financial results, providing a measure that management believes reflects our core operating performance. For example, we use Adjusted EBITDA per pound in order to measure the effectiveness of the balanced book approach in reducing the financial impact of metal price volatility on earnings and operating margins, and to measure the effectiveness of our business transformation initiatives in improving earnings and operating margins. In addition, measures similar to Adjusted EBITDA are defined and used in the agreements governing the ABL Facility and the Senior Secured Notes to determine compliance with various financial covenants and tests.

However, our Adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. In addition, it has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are that Adjusted EBITDA:

•	does not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

•	does not reflect the significant interest expense or the amounts necessary to service interest or principal payments on our debt;

•	does not reflect income tax expense and therefore the cost of complying with applicable laws;

•	is an imperfect substitute for cash flow as it eliminates depreciation and amortization expense but does not include cash expended for capital expenditures required to operate our business;

•	does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	does not reflect limitations on our costs related to transferring earnings from our subsidiaries to us.

We compensate for these limitations by using Adjusted EBITDA along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. Such U.S. GAAP measurements include operating income (loss), net income (loss), cash flows from operations and other cash flow data. We have significant uses of cash, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA.

Adjusted diluted earnings per common share

Adjusted diluted earnings per common share is defined as diluted income (loss) per common share adjusted to remove the after-tax impact of the add backs to EBITDA in calculating Adjusted EBITDA. We believe that adjusted diluted earnings per common share supplements our U.S. GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons. Adjusted diluted earnings per common share may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by U.S. GAAP.

Adjusted sales

Adjusted sales is defined as net sales less the metal component of net sales. Net sales is the most directly comparable U.S. GAAP measure to adjusted sales. Adjusted sales represents the value-added premium we earn over our conversion and fabrication costs. We use adjusted sales on a consolidated basis to monitor the revenues that are generated from our value-added conversion and fabrication processes excluding the effects of fluctuations in metal costs. We believe that adjusted sales supplements our U.S. GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “projects,” “may,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements the Company makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to its expectations regarding future industry trends are forward-looking statements. In addition, the Company, through its senior management, from time to time makes or may make forward-looking public statements concerning its expected future operations and performance and other developments. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may change at any time, and, therefore, the Company’s actual results may differ materially from those that it expected. The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect the Company’s actual results. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the failure to maintain the Company’s balanced book approach which could cause increased volatility in the Company’s profitability and operating results and may result in significant losses; the loss in order volumes from any of the Company’s largest customers, which may reduce the Company’s sales volumes, revenues and cash flows; the disruption to the Company’s business if its customers shift their manufacturing offshore; the occurrence of any prolonged disruptions at or failures of the Company’s manufacturing facilities and equipment which could have a material adverse effect on its business, financial condition, results of operations and cash flows; disruptions arising from inclement weather; and the failure to implement the Company’s business strategy, including its growth initiatives, could adversely affect its business, financial condition, results of operations or cash flows. More detailed information about these and other risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, including under “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2015 and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the Company’s Investor Relations website at http://ir.gbcholdings.com or the SEC’s website at www.sec.gov. All forward-looking information in this press release is expressly qualified in its entirety by these cautionary statements. All forward-looking statements contained in this press release are based upon information available to the Company on the date of this press release.

In addition, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Accordingly, investors should not place undue reliance on those statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.